Exhibit 10.51

EXECUTION VERSION

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

MEIRAGTX MANUFACTURING LIMITED FRAMEWORK AGREEMENT Dated as of March 9, 2025

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MEIRAGTX MANUFACTURING LIMITED

FRAMEWORK AGREEMENT

This Framework Agreement (as may be amended from time to time, this “Agreement”), dated as of March 9, 2025 (the “Effective Date”), is made as a DEED by and among:

(1)	MeiraGTx Manufacturing Limited, a private company limited by shares incorporated in England with company number 16128294 (the “Company”);
(2)	MeiraGTx Limited, a private company limited by shares incorporated in England with company number 09501998, whose registered office is at 92 Britannia Walk, London, England, N1 7NQ (“MeiraGTx”); and
(3)

Hologen Limited, a non-cellular company limited by shares incorporated in Guernsey with company number 74905 whose registered office is at c/o Elysium Fund Management, 1st Floor, Royal Chambers, St. Julian’s Avenue, St. Peter Port, GY1 3JX, Guernsey (“Hologen”),

and each other Person who at any time after the Effective Date becomes a Member in accordance with the terms of this Agreement and the Act.

RECITALS

WHEREAS, the Company was incorporated in England as a private company limited by shares on December 10, 2024, whose registered office is at 92 Britannia Walk, London, England, N1 7NQ and which has an issued share capital of £100;

WHEREAS, the Company is a wholly owned subsidiary of MeiraGTx;

WHEREAS, subject to and conditional upon Completion, Hologen shall acquire from MeiraGTx such number of Shares constituting [***] of the entire issued share capital of the Company (the “Sale Shares”) in consideration for a payment of [***] (the “Hologen Acquisition”);

WHEREAS, following Completion, MeiraGTx wishes to grant to Hologen an option (the “Hologen Option”) to acquire from MeiraGTx an additional number of Shares (the “Hologen Option Shares”) in consideration for a payment of [***] such that, upon exercise of the Option, Hologen shall hold in aggregate a number of Shares constituting forty percent (40%) of the entire issued share capital of the Company;

WHEREAS, if Hologen does not exercise the Hologen Option, Hologen wishes to grant MeiraGTx an option (the “MeiraGTx Option”) to acquire all of the Shares held by Hologen (the “MeiraGTx Option Shares”) on such terms as are further set out in this Agreement;

WHEREAS, following the Effective Date, MeiraGTx and the Company shall continue to implement the Non-Manufacturing Business Carve-Out;

WHEREAS, following Completion, each Major Member and the Company wishes to give effect to the Non-Manufacturing Business Carve-Out;

WHEREAS, the Company and the Members desire to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company and certain other matters as described herein.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

AGREEMENT

1.DEFINITIONS.

For purposes of this Agreement (a) certain capitalized terms have specifically defined meanings set forth below, (b) references to “Exhibits,” “Recitals” and “Sections” are to Exhibits, Recitals and Sections of this Agreement, unless explicitly indicated otherwise, (c) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time and (d) the word “including” shall be construed as “including without limitation.”

“Act” means the Companies Act 2006.

“Additional Consideration” is defined in Section 12.2(c).

“Affiliate” means, with respect to a specific Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person; and “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means, with respect to an entity, having the power to direct the affairs of the entity by reason of (a) having the power to elect or appoint, through ownership membership or otherwise, either directly or indirectly, more than fifty percent (50%) of the board of directors or other governing body of the entity, (b) owning or controlling the right to vote more than fifty percent (50%) of the voting right attaching to the shares or other voting interests of the entity or (c) having the right to direct the general management of the affairs or policies of the entity by contract or otherwise.

“Agreement” is defined in the Preamble.

“Alliance Committee” is defined in Section 16.1.

“Alliance Manager” is defined in Section 16.6.

“Anti-Bribery Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), without limitation, laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity, or any other person to obtain a (business) advantage; such as, without limitation, the United Nations Convention Against Corruption approved by decree dated as of 12 June 2008, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the Bribery Act 2010, as amended from time to time, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means laws, regulations or orders relating to financial recordkeeping and reporting requirements, including those of the (i) European Union Money Laundering Directives and member states’ implementing legislation, (ii) the UK Proceeds of Crime Act 2002, (iii) the U.S. Bank Secrecy Act, USA Patriot Act and other US legislation relating to money laundering, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, and (iv) any other laws, regulations and orders relating to money laundering or the proceeds of criminal activity and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity.

“Articles” means the articles of association of the Company as amended from time to time.

“Assignee” means any Person who acquires in any manner whatsoever from a Member any Shares or other equity interests in the Company.

“Board of Directors” is defined in Section 14.1(a).

“Budget” is defined in Section 17.5(d).

“Business” means flexible and scalable end-to-end genetic medicines manufacturing capabilities, including internal plasmid production for good manufacturing practices (GMP), two GMP viral vector production facilities, an in-house quality control hub for stability and release, a proprietary manufacturing platform with leading yield and quality aspects and commercial readiness, fill and finish and warehousing.

“Carve Out Condition” is defined in Section 4.1(a).

“Change of Control” means any of the following: (a) any acquisition of the Company by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger, consolidation or equity financing) as a result of which a Person or group of related Persons that does not hold greater than fifty percent (50%) of the voting securities of the Company outstanding immediately prior to such transaction or series of transactions, acquires greater than fifty percent (50%) of the total voting power represented by the voting securities of the Company or the surviving entity (or, if the surviving entity is owned by a parent corporation, the surviving entity’s parent corporation) outstanding immediately after such transaction or series of transactions, but excluding for these purposes: (i) a consolidation or merger with a wholly owned Subsidiary and (ii) a consolidation or merger effected exclusively to change the domicile of the Company; (b) a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company; or (c) the exclusive license (without any material field or geography limitation) of all or substantially all of the assets of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Notice” means written notice from the Company notifying the selling Member that the Company intends to exercise its Right of First Refusal as to some or all the Transfer Shares with respect to any Proposed Transfer.

“Company Undersubscription Notice” is defined in Section 20.1(d).

“Competing Product” means [***].

“Competitor” means any Person that is engaged, directly or indirectly, in whole or in part, in the Business anywhere in the world.

“Completion” means completion of the Hologen Acquisition pursuant to the Share Purchase Agreement.

“Completion Date” means the date of Completion.

“Condition” is defined in Section 4.1(d).

“Confidential Information” is defined in Section 17.4(a).

“Convertible Shares” means evidences of indebtedness, Shares or other securities or obligations that are, directly or indirectly, convertible into or exercisable or exchangeable for, with or without payment of additional consideration, Equity Interests. Equity Interests issuable upon conversion of Convertible Shares shall be deemed outstanding and issued or sold at the time of such issue or sale.

“Deemed Liquidation Event” means a Change of Control or a liquidation pursuant to Section 21.3.

“Director(s)” is defined in Section 14.1(a).

“Director Supermajority” is defined in Section 14.1(a).

“Distributable Profits” is defined in Section 12.2(a)(i).

“Distribution” means cash or property (valued at its fair value and net of liabilities assumed or to which the property is subject) distributed by the Company to a Member in respect of the Member’s Shares whether by liquidating distribution, non-liquidating distribution or otherwise; provided, that a Distribution does not include any redemption or repurchase by the Company of any Shares or any recapitalization or exchange or distribution of Shares, any subdivision (by Share split or otherwise) or any combination (by reverse Share split or otherwise) of any outstanding Shares.

“Effective Date” is defined in the Preamble.

“Encumbrance” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other agreement or arrangement which has the same or a similar effect to the granting of security.

“Equity Interest” means (i) any equity interest, share, depositary receipt or other certificate representing any share, membership or other percentage interest or other equivalent (however designated) of an equity interest in any Person, and (ii) any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contractual obligations (including Convertible Shares) that would entitle the holder thereof to any share in the equity, profit, earnings, gains, losses, revenues or cash flows of such Person or any stock appreciation, phantom stock, profit participation or similar rights and other contractual obligations similar to such Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and applicable rules and regulations thereunder.

“Exercising Member” is defined in Section 20.1(d).

“Exercising Member Notice” means written notice from a Major Member notifying the Company and the selling Member that such Major Member intends to exercise its Secondary Refusal Right as to a portion of the Transfer Shares with respect to any Proposed Transfer.

“Exercising Member Notice Period” is defined in Section 20.1(d).

“Expenses” is defined in Section 22.1.

“FDI Authority” means the Investment Screening Unit of the UK Cabinet Office.

“Fiscal Year” means the fiscal year of the Company, which shall be the calendar year, or such other fiscal year as determined by the Board of Directors consistent with applicable tax law.

“Foreign Investment Clearances” means the Secretary of State notifying the parties pursuant to Section 17(8) of the NSIA Act that no further action will be taken in relation to the matters described by this Agreement; or in the event that a call-in notice is given in relation to the matters described in this Agreement, the Secretary of State either giving a final notification that no further action will be taken in relation to the matters described under this Agreement under the NSIA Act or making a final order permitting the Hologen Acquisition to proceed subject only to such remedies and requirements as are acceptable to the parties, and such order not being revoked or varied before Completion.

“Foreign Investment Clearances Condition” is defined in Section 4.1(b).

“Foreign Investment Laws” means the NSIA Act.

“Fully Exercising Member” is defined in Section 20.4(b).

“Funding Date” is defined in Section 10.2(a).

“Funding Default” is defined in Section 10.3.

“Funding Notice” is defined in Section 4.8.

“Funding Party” is defined in Section 10.3(b).

“GAAP” is defined in Section 15.2(b).

“Governmental Entity” means any government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“HMRC” means His Majesty’s Revenue and Customs.

“Hologen” is defined in the Recitals.

“Hologen Acquisition” is defined in the Recitals.

“Hologen Director” is defined in Section 14.1(a).

“Hologen Financing Provider” means any person (including any individual, bank or credit institution) that lends money or provides credit to Hologen, any of the Hologen Investors, or their respective Affiliates for the purposes of any payment to be made, either by or on behalf of, Hologen in connection with this Agreement, or otherwise makes any payment on behalf of Hologen in connection with this Agreement.

[***]

“Hologen Investors” means those entities, together with the individuals and ultimate beneficial owners of each of them, each as disclosed in writing to MeiraGTx by Hologen [***] prior to Completion.

“Hologen Member” means Hologen and its Affiliates who hold Shares (other than, with effect from Completion, the Company or any of its Subsidiaries).

“Hologen Option” is defined in the Recitals.

“Hologen Option Exercise Notice” is defined in Section 7.1.

“Hologen Option Exercise Period” is defined in Section 7.1.

“Hologen Option Share Purchase Agreement” means the share purchase agreement, in substantially the form provided in Schedule 7, between MeiraGTx and Hologen relating to the sale of the Hologen Option Shares from MeiraGTx.

“Hologen Option Shares” is defined in the Recitals.

“Hologen Option Termination Date” means the twelve (12) months anniversary of the Completion Date.

“Hologen Subscription Letter” means the subscription letter, in substantially the form provided in Schedule 6.2 Annex C, pursuant to which Hologen shall subscribe for Shares in accordance with Section 10.1.

“Indemnified Persons” is defined in Section 22.1.

“Initial Consideration” is defined in Section 12.2(c).

“Initial Public Offering” means the admission to, and to trading on, any recognized international stock exchange of any of the shares or securities representing shares of the Company.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, that are recognized in any jurisdiction of the world, including such rights in patents, utility models, trademarks and tradenames, copyrights, trade secrets, and domain names (and any registrations of or applications to register any of the foregoing).

“Key Management Personnel” means each Person holding any of the following titles: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President, Vice President, Secretary, Treasurer or Controller.

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“Liabilities” means all liabilities of the Company, which, in accordance with generally accepted accounting principles, should be carried as liabilities on the balance sheet of the Company.

“Listed Transaction” is defined in Section 18.3.

“Longstop Date” means the date which is the [***] anniversary of the Effective Date.

“Major Member” means each of the MeiraGTx Member and, following Completion, the Hologen Member.

“Major Members Election” is defined in Section 20.5(a).

“Manufacturing Business” means (a) the business of manufacturing any gene therapy molecule or product (or component thereof) for the diagnosis, treatment or prevention of any disease, disorder or condition in humans or animals (each, a “Gene Therapy Product”), as conducted by MeiraGTx (or any of its Affiliates) as of the Effective Date; and (b) any assets, properties or rights that are necessary for the business set forth in the foregoing clause (a); provided, however, that Manufacturing Business shall exclude (i) the business of developing, commercializing or otherwise exploiting (but excluding manufacturing) (A) any molecule or product (or component thereof) for the control of therapeutic gene expression in humans or animals, including any capsids or promoters, including the MeiraGTx Riboswitch Platform; or (B)

any Gene Therapy Product, and (ii) any assets, properties or rights that are necessary or reasonably useful for, or otherwise used in connection with, the business set forth in the foregoing clause (i).

“MeiraGTx” is defined in the Preamble.

“MeiraGTx Director” is defined in Section 14.1(a).

“MeiraGTx Irish Subsidiary” means MeiraGTx Ireland DAC, a designated activity company incorporated in Ireland with company number 672472.

“MeiraGTx Member” means MeiraGTx and its Affiliates who hold Shares (other than the Company or any of its Subsidiaries).

“MeiraGTx Option” is defined in the Recitals.

“MeiraGTx Option Effective Date” is defined in Section 8.1.

“MeiraGTx Option Exercise Notice” is defined in Section 8.2.

“MeiraGTx Option Exercise Period” is defined in Section 8.1.

“MeiraGTx Option Share Purchase Agreement” means the share purchase agreement, in substantially the form provided in Schedule 8.1, between MeiraGTx and Hologen relating to the sale of the Shares from Hologen.

“MeiraGTx Option Shares” is defined the Recitals.

“MeiraGTx Option Termination Date” means the date that is the 3rd anniversary of the MeiraGTx Option Effective Date.

“MeiraGTx Retained Contracts” means all contracts, agreements and arrangements of whatever nature entered into by MeiraGTx UK II Subsidiary or MeiraGTx Irish Subsidiary, to the extent not relating to the Business as carried on by the Company and its Affiliates, which are in full force and effect as at the Completion Date.

“MeiraGTx Riboswitch Platform” means MeiraGTx’s riboswitch technology, which directly relates to the inducible expression of a transgene of interest using an RNA aptamer and small molecule inducer.

“MeiraGTx Subscription Letter” means the subscription letter, in substantially the form provided in Schedule 6.2 Annex B, pursuant to which MeiraGTx shall subscribe for Shares in accordance with Section 10.1.

“MeiraGTx UK II Subsidiary” means MeiraGTx UK II Limited, a private company limited by shares incorporated in England and Wales with company number 09348737.

“MeiraGTx UK Limited” means MeiraGTx UK Limited, a private company limited by shares incorporated in England with company number 09535413, whose registered office is at 92 Britannia Walk, London, England, N1 7NQ.

“Member” means each Person who holds Shares in the Company and has executed this Agreement, and/or any other Person admitted to the Company as a Member, from time to time, in accordance with this Agreement.

“Member Financial Disclosure” is defined in Section 17.2(b).

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“New Articles” means the articles of association of the Company to be adopted on Completion, which shall be in a form compatible with this Agreement and which shall be agreed by the parties acting reasonably prior to Completion.

“New Shares” means any shares (or securities exercisable for or convertible into shares) of any kind or class issued by the Company after the date hereof.

“Non-Funding Party” is defined in Section 10.3.

“Non-Manufacturing Business” means (a) any business conducted by or on behalf of MeiraGTx (or any of its Affiliates) other than the Manufacturing Business; and (b) any assets, properties or rights of MeiraGTx (or any of its Affiliates) other than the Manufacturing Assets.

“Non-Manufacturing Business Carve-Out” means the separation of the Non-Manufacturing Business from the Manufacturing Business, including the transfer and assignment of any assets, properties or rights in the Non-Manufacturing Business to MeiraGTx (or any of its Affiliates).

“NSIA Act” means the National Security and Investment Act 2021.

“Offer Notice” is defined in Section 20.4(a).

“Ordinary Share” is defined in Section 11.2.

“Participating Member” is defined in Section 20.2(a).

“Permitted Transferee” is defined in Section 19.2.

“Person” means any individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, Governmental Entity, or other legal entity.

“Prohibited Transfer” is defined in Section 20.3(c).

“Proposed Sale” is defined in Section 20.5(c).

“Proposed Transfer” means any Transfer of any Transfer Shares (or any interest therein) proposed by any of the Members.

“Proposed Transferee” means the prospective purchaser or transferee of Transfer Shares.

“Remedy Period” is defined in Section 10.3(a).

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Contribution” is defined in Section 10.2(a).

“Restricted Period” is defined in Section 25.1(a).

“Retained Amounts” is defined in Section 12.2(a)(ii).

“Right of Co-Sale” means the right, but not an obligation, of a Major Member to participate in a Proposed Transfer on the terms and conditions specified in the Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Shares with respect to a Proposed Transfer pursuant to Section 20.1, on the terms and conditions specified in the Transfer Notice.

“Sale of the Company” is defined in Section 20.5(a).

“Sale Shares” is defined in the Recitals.

“Sanctioned Person” means a person (i) that is designated or listed under any Sanctions List by any Sanctions Authority, (ii) in which any persons so designated or listed (individual or collectively) have an interest or control with the consequence that such person’s property is blocked pursuant to any Sanctions, or (iii) acting on behalf of any of the foregoing.

“Sanctions” means any laws, regulations or trade embargoes relating to blocking (asset freeze) sanctions that envisage blocking of the assets administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Department of Commerce, and His Majesty’s Treasury and the UK Office of Financial Sanctions Implementation (OFSI); and (vi) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over any party.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury (but only the sub-list for “Asset Freeze Targets” and not the sub-list for “Investment Ban Targets”) or any similar list maintained by, or public announcement of sanctions designations made by a Sanctions Authority, each as amended, supplemented or substituted from time to time, provided that, in each case, any such list relates to the so called freezing or blocking sanctions and does not include sanctions known as “sectoral sanctions” that do not envisage blocking of the assets.

“Secondary Notice” means written notice from the Company notifying the Major Members and the selling Member that the Company does not intend to exercise its Right of First Refusal as to all Transfer Shares with respect to any Proposed Transfer.

“Secondary Refusal Right” means the right, but not an obligation, of each Major Member to purchase up to its pro rata portion of any Transfer Shares not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Transfer Notice.

“Securities Act” means the U.S. Securities Act of 1933, as amended and applicable rules and regulations thereunder.

“Services Agreement” means the services agreement, in substantially the form provided in Schedule 9.3, between MeiraGTx UK Limited and the Company.

“Share Purchase Agreement” means the share purchase agreement, in substantially the form provided in Schedule 6.2 Annex A, between MeiraGTx and Hologen relating to the sale of the Sale Shares from MeiraGTx.

“Share Sale” is defined in Section 20.5(a).

“Shares” means the Ordinary Shares and any further shares in the capital of the Company issued by the Company from time to time during the term of this Agreement.

“Subsidiary” has the meaning given in article 1159 of the Act. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Subsidiary Change of Control” means any of the following: (a) any acquisition of a Subsidiary by means of any transaction or series of related transactions to which such Subsidiary is party (including, without limitation, any share acquisition, reorganization, merger, consolidation or equity financing) as a result of which a Person or group of related Persons that does not hold greater than fifty percent (50%) of the voting securities of such Subsidiary outstanding immediately prior to such transaction or series of transactions, acquires greater than fifty percent (50%) of the total voting power represented by the voting securities of such Subsidiary or the surviving entity (or, if the surviving entity is owned by a parent corporation, the surviving entity’s parent corporation) outstanding immediately after such transaction or series of transactions, but excluding for these purposes: (i) a consolidation or merger with a wholly owned Subsidiary of such Subsidiary and (ii) a consolidation or merger effected exclusively to change the domicile of such Subsidiary; (b) a sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary; or (c) the exclusive license (without any material field or geography limitation) of all or substantially all of the assets of such Subsidiary.

“Subscription Letters” means the MeiraGTx Subscription Letter and the Hologen Subscription Letter.

“Transfer” means any sale, assignment, offer to sell, pledge, mortgage, hypothecation, Encumbrance, abandonment, disposition or other transfer.

“Transfer Notice” means written notice that a Member gives of a Proposed Transfer.

“Transfer Shares” means all Shares and equivalent securities.

2.FORMATION AND PURPOSE.

2.1Formation. The Company was incorporated as an English private company limited by shares on December 10, 2024. The rights and liabilities of the Members shall be determined pursuant to the Act, this Agreement and the Articles. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act and the Articles, control.

2.2Name. The name of the Company is “MeiraGTx Manufacturing Limited”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Directors deems appropriate. The Board of Directors shall make, or shall cause to be made, any trading name registrations and similar filings, and any amendments thereto, that the Board of Directors deems appropriate.

2.3Registered Office. The Company may, upon compliance with the applicable provisions of the Act, change its registered office from time to time in the discretion of the Board of Directors.

2.4Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein.

2.5Purpose and Powers. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto, including without limitation activities related to the Business. To the extent consistent with the Act and other applicable laws, the Company shall possess and may exercise such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of, the business purposes or activities of the Company.

2.6Limited Liability. Except as otherwise required by the Act, and save for in respect of the amount, if any, for the time being unpaid on the Shares held by such Member, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

2.7Principal Office. The principal executive office of the Company shall be located at such place as the Board of Directors shall establish from time to time within England and Wales.

The Board of Directors may establish and maintain such additional offices and places of business of the Company, either within or without England and Wales, as it deems appropriate.

3.RELATIONSHIP BETWEEN THIS AGREEMENT AND THE ARTICLES.

3.1No Amendment of the Articles. Each of the parties agrees that nothing contained in this Agreement shall be deemed to constitute an amendment to the Articles.

3.2Conflict. If, during the continuance of this Agreement, there is any conflict between the provisions of this Agreement and of the Articles, then as between the Members, during such period, the provisions of this Agreement shall prevail.

3.3Compliance with the Articles. Subject to Section 3.2, each of the parties agrees that at all times while this Agreement is in force and effect it shall fully and punctually perform and comply with all rights and obligations on its part under the Articles.

4.CONDITIONS TO COMPLETION.

4.1Conditions. Completion is conditional on the following conditions being satisfied:

(a)completion of the Non-Manufacturing Business Carve-Out (the “Carve Out Condition”);

(b)all Foreign Investment Clearances shall have been obtained (the “Foreign Investment Clearances Condition”);

(c)[***]; and

(d)no law, injunction, order, or decree of any Governmental Entity or court is in effect which temporarily or permanently prohibits or enjoins the consummation of Completion in whole or a material portion thereof, and no Sanctions applying to any party, nor any of the Hologen Investors or the Hologen Financing Providers, which have the effect of making unlawful, prohibiting, or otherwise restricting Completion or the performance by any party of its obligations under this Agreement (including, for the avoidance of doubt, circumstances where a transfer of shares in the Company is prohibited or otherwise restricted)

(each of Section 4.1(a), Section 4.1(b), Section 4.1(c) and Section 4.1(d) a “Condition” and together the “Conditions”).

4.2The Carve-Out Condition. Each of MeiraGTx and the Company shall be entitled to take such actions as they deem appropriate to effect the Non-Manufacturing Business Carve-Out.

4.3Efforts to Satisfy the Foreign Investment Clearances Condition. The parties shall be jointly responsible for contacting and corresponding with any relevant FDI Authority, including the preparation and submission of any necessary filings and notifications as soon as practicable following the date of this Agreement and the parties agreeing which Foreign Investment Clearances are necessary to consummate the matters described under this Agreement. Each party shall use all reasonable endeavours to cooperate and procure that the Foreign Investment

Clearances Condition is satisfied as soon as practicable and in any event on or before the Longstop Date and in respect of the foregoing shall:

(a)provide to the others such information and assistance as the others may reasonably request as soon as is reasonably practicable;

(b)as promptly as is reasonably practicable and in any event in accordance with any relevant time limit provide to an FDI Authority such information as it may require, including attending any meetings or calls with an FDI Authority as may be necessary;

(c)to the extent reasonably practicable, before sending any material communication to an FDI Authority provide a draft copy of such communication to the other parties and allow reasonable time for comments to be provided thereon;

(d)promptly inform the other parties of any material communication from or with an FDI Authority;

(e)provide to the other parties copies of all material written communications received by it from, or sent by it to, an FDI Authority, and details of material non-written communications with an FDI Authority;

(f)to the extent reasonably practicable, each party shall give the other party reasonable notice of and the opportunity to participate in all meetings and material telephone calls with an FDI Authority unless prevented by the relevant FDI Authority from doing so;

(g)if at any time any party becomes aware of a fact or circumstance that is reasonably likely to prevent a Condition being satisfied, it shall immediately inform the other parties.

4.4No Obligation to Disclose Sensitive Information. Nothing in Section 4.3 shall require a party to share information, documents or communications with the others if prohibited by an FDI Authority or any Governmental Entity from doing so. Nothing in Section 4.3 shall require a party to disclose to or receive from the others any competitively sensitive information or business secrets. In order to comply with their obligations within Section 4.3 the parties will therefore make arrangements for the provision of copies of relevant information, documents and communications to the other parties’ external advisors on an external advisor only basis together with redacted versions excluding any such competitively sensitive information or business secrets to the other party.

4.5Waiver of Conditions [***]

4.6Non-Satisfaction of Conditions If one or more of the Conditions remains unsatisfied or [***], at the Longstop Date, this Agreement will immediately cease to have any further force and effect except for:

(a)any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination (including Section 1 (Definitions), this

Section 4.4 (Non-Satisfaction of Conditions), Section 17.4 (Non-Disclosure) and Section 27 (General)), each of which shall remain in full force and effect; and

(b)any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

4.7Notification of Satisfaction of Condition. Each party shall notify the other parties of the satisfaction of each of the Carve Out Condition, [***] and the Foreign Investment Clearances Condition as soon as possible after such condition has been satisfied and in any event within [***] of such satisfaction.

4.8Funding Notice. [***].

5.CONDUCT OF THE BUSINESS.

5.1Conduct of Business. MeiraGTx and the Company shall procure that, unless otherwise agreed between the parties in writing, until Completion, the business of the Company shall be maintained and conducted in the usual course of business without any material interruption or alteration in the nature, scope or manner of the business, provided that the Company shall be entitled to take any actions to effect the Non-Manufacturing Business Carve-Out.

5.2Effect from Completion. The following provisions of this Agreement are subject to, and will take effect from, Completion: Section 7 (Hologen Option), Section 8 (MeiraGTx Option), Section 10 (Funding), Section 11.5 (Specific Limitations), Section 11.6 (Additional Members and Shares), Section 12 (Distributions and Allocations of Profit and Loss), Section 13 (Status, Rights and Powers of Members), Section 14 (Board of Directors and Investor Rights), Section 15 (Key Management Personnel), Section 17.2 (Inspection), Section 17.3 (Filings), Section 17.5 (Information Rights), Section 18 (Tax Matters), Section 19 (Transfer of Shares), Section 20 (Right of First Refusal; Right of Co-Sale; Preemptive Rights; and Drag-Along Rights), Section 21 (Dissolution of the Company), Section 22 (Indemnification) and Section 25 (Additional Covenants).

6.COMPLETION

6.1Completion. Completion will take place through the actions of the appointed solicitors for the parties at 5:00 pm New York time on the second business day following the date on which the final Condition has been satisfied or [***] or such other date as may be agreed in writing by the parties.

6.2Completion Actions. At Completion, the Members will each comply with their obligations as set out in Schedule 6.2.

6.3Failure to Comply with Obligation. If Hologen does not comply with its obligations in Section 6.2 in any material respect, MeiraGTx may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this Agreement):

(a)proceed to Completion;

(b)defer Completion to a date no more than [***] after the date on which Completion would otherwise have taken place; or

(c)terminate this Agreement by notice in writing to Hologen (in which case Section 4.6 shall apply).

6.4Right to Defer Completion. MeiraGTx may defer Completion under Section 6.3(b) only once, but otherwise this Section 6 applies to a Completion so deferred as it applies where Completion has not been deferred.

7.HOLOGEN OPTION

7.1Option Grant.  Subject to and conditional upon Completion having occurred and Hologen having complied with its obligations under this Agreement, MeiraGTx grants Hologen the exclusive, irrevocable option, on the terms and conditions set forth in this Agreement, to purchase the Hologen Option Shares in consideration for a payment of [***] on the terms set out in the Hologen Option Share Purchase Agreement, which Hologen Option is exercisable at any time beginning on the Completion Date and ending at 11:59 pm on the Hologen Option Termination Date (the “Option Exercise Period”).

7.2Option Exercise. During the Hologen Option Exercise Period, Hologen shall have the right to elect, in its sole discretion, to cause MeiraGTx to sell to Hologen the Hologen Option Shares on the terms of the Hologen Option Share Purchase Agreement by delivery to MeiraGTx of a written notice of such election (the “Hologen Option Exercise Notice”). [***]  Completion of the Hologen Option Share Purchase Agreement shall occur within [***] of delivery by Hologen of the Hologen Option Exercise Notice, unless otherwise agreed by the parties in writing, and subject to applicable law. The purchase of the Hologen Option Shares by Hologen pursuant to the Hologen Option shall not be subject to the restrictions on the transfer of Shares set out in this Agreement (including Sections 19 and 20) or the Articles.

8.MEIRAGTX OPTION

8.1MeiraGTx Option Grant. If Hologen does not exercise the Hologen Option during the Hologen Option Exercise Period in accordance with Section 7 such that the Hologen Option shall have lapsed, Hologen grants MeiraGTx the exclusive, irrevocable option, on the terms and conditions set forth in this Agreement, to purchase the MeiraGTx Option Shares from Hologen in exchange for a payment of [***], which MeiraGTx Option is exercisable at any time beginning on the third (3rd) anniversary of the Completion Date (the “MeiraGTx Option Effective Date”) and ending at 11:59 pm on the MeiraGTx Option Termination Date (the “MeiraGTx Option Exercise Period”).

8.2MeiraGTx Option Exercise. During the MeiraGTx Option Exercise Period, MeiraGTx shall have the right to elect, in its sole discretion, to cause Hologen to sell to MeiraGTx the MeiraGTx Option Shares on the terms set out in the MeiraGTx Option Share Purchase Agreement by delivery to Hologen of a written notice of such election (the “MeiraGTx Option Exercise Notice”). [***] Completion of the MeiraGTx Option Share Purchase Agreement shall occur within [***] of delivery by MeiraGTx of the MeiraGTx Option Exercise Notice, unless otherwise agreed by the parties in writing, and subject to applicable law. The purchase of the MeiraGTx Option Shares by MeiraGTx pursuant to the MeiraGTx Option shall not be subject to the restrictions on the transfer of Shares set out in this Agreement (including Sections 19 and 20) or the Articles.

9.MEIRAGTX NON-MANUFACTURING BUSINESS CARVE-OUT.

9.1Retained Contract Assignment. The Company shall use, and shall cause each of its respective Subsidiaries who is a party to any of the MeiraGTx Retained Contracts to use, commercially reasonable efforts to assign the MeiraGTx Retained Contracts to MeiraGTx or an Affiliate designated by MeiraGTx and, for the period after Completion, until such MeiraGTx Retained Contract is assigned, separated or expires in accordance with its terms and in each case, with effect from Completion; provided that such assignment or attempted assignment would not constitute a breach of such MeiraGTx Retained Contract:

(a)the rights and benefits under each MeiraGTx Retained Contract are to be enjoyed by MeiraGTx or its Affiliates;

(b)the Company shall, and shall procure that its Subsidiaries shall, hold each MeiraGTx Retained Contract and any monies, goods, or other benefits received thereunder as trustee for MeiraGTx or its Affiliates and its or their successors in title absolutely;

(c)the economic burden under each MeiraGTx Retained Contract shall be borne by MeiraGTx or its Affiliates; and

(d)any obligation to perform under each MeiraGTx Retained Contract be borne by the Company or one of its Subsidiaries including, as appropriate, in any sub-contractor capacity.

9.2Third Party Consent. This Agreement shall constitute an assignment to MeiraGTx or its Affiliates of the benefit and obligations of all MeiraGTx Retained Contracts that are capable of assignment without the consent of any third party, in each case with effect from Completion.

9.3Services Agreement. Each of MeiraGTx and Hologen acknowledges that, following Completion, the Company and its Subsidiaries will depend on certain services to be provided by MeiraGTx UK Limited, pursuant to the terms and conditions set out in the Services Agreement.

10.FUNDING

10.1Initial Contributions. Immediately following Completion, MeiraGTx shall subscribe for and the Company shall issue to MeiraGTx such number of Shares pro rata to its existing shareholding in the Company in consideration for a payment of [***] and Hologen shall subscribe for and the Company shall issue to Hologen such number of Shares pro rata to its existing shareholding in the Company in consideration for a payment of [***].

10.2Required Contributions.

(a)From the Completion Date, and subject to Section 10.2(b), the Members shall be required to fund the activities of the Company and its Subsidiaries on a quarterly basis, unless agreed otherwise, by way of subscription for Shares in the Company as approved by the Board of Directors, in each case pro rata to each Member’s respective ownership of Shares (each such required pro rata contribution, a “Required Contribution”) All Required Contributions shall be funded on or prior to a date determined by the Board of Directors for the applicable funding consistent with the applicable business plan and which, unless the Board of Directors determines otherwise, shall be [***] (with respect to Required Contributions, the “Funding Date”). Each Member shall be required to fund, by no later than the applicable Funding Date, the entire portion, and not less than the entire portion, of its Required Contributions, to an account specified by the Company. The Company shall deliver a notice with respect to the Required Contribution to each Member in accordance with the timelines prescribed by applicable law and in any case no later than [***] prior to the corresponding Funding Date; provided that if the notice is not timely delivered, then the corresponding Funding Date will be extended to the date that is [***] following the date on which such notice is delivered.

(b)[***]

10.3Failure to Fund. If a Member (any such Member being a “Non-Funding Party”) fails to fund by the required Funding Date all or any portion of its respective Required Contributions (a “Funding Default”) then:

(a)such Non-Funding Party shall be permitted to cure such Funding Default within [***] following the Funding Date (“Remedy Period”); and

(b)if the Non-Funding Party fails to remedy the Funding Default within such Remedy Period the other Members (each a “Funding Party”) shall have the right (but not the obligation) to fund any portion of the amount left unfunded.

11.MEMBERSHIP AND SHARES.

11.1Members. As of and subject to Completion, MeiraGTx shall hold such number of Shares constituting [***] of the entire issued share capital of the Company and Hologen shall hold the Sale Shares, constituting [***] of the entire issued share capital of the Company.

11.2Shares. The Company’s share capital consists of “Ordinary Shares” which shall mean a Share of £1 designated as an Ordinary Share in the capital of the Company, which shall have the powers, preferences, rights and restrictions set forth in this Agreement and the Articles for Ordinary Shares (including the right to the Distributions provided for in Section 12).

11.3Issued Capital. As at the date of this Agreement the share capital of the Company consists of 100 Ordinary Shares.

11.4Voting. Each Ordinary Share entitles its holder to one vote per Share.

11.5Specific Limitations. Except as otherwise provided herein, without the consent of the Board of Directors, no Member shall have the right or power to: (a) contribute any property to the Company other than cash; (b) cause the winding up and dissolution of the Company, except as set forth in this Agreement or as required by the Act; or (c) require that property other than cash be distributed upon any Distribution.

11.6Additional Members and Shares. Subject to Section 14.3, the Board of Directors may issue additional Shares, admit Persons as Members in exchange for such contributions to capital or such other consideration and on such terms and conditions (including vesting and forfeiture provisions in the case of Shares issued to employees and consultants) as it deems fit. Upon the execution of or a deed of adherence substantially in the form set out in Schedule 11.6, together with any other documents or instruments required by the Board of Directors in connection therewith, and the payment of the subscription price specified to be made at such time, a Person shall be admitted to the Company as a Member.

11.7Certification. The Company shall issue share certificates to each Member in respect of the Shares to which it is entitled.

12.DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS.

12.1Board of Directors Determination. The amount of any Distributions to any Member at any time shall be determined in accordance with Section 12.2.

12.2Distributions.

(a)Distribution Amounts. The parties agree that, subject to Section 12.3, whenever the amount of a dividend to be paid is to be ascertained:

(i)the total profits of the Company available for distribution within the meaning given in the Act (the “Distributable Profits”), shall be determined by the Directors by reference to the audited accounts for the relevant financial year;

(ii)the Directors shall identify amounts (the “Retained Amounts”) which they consider (having regard to all other sources of funding available to the Company) should be retained in order:

(A)to meet reasonably foreseeable commitments and contingencies;

(B)to develop the Business in accordance with the approved Budget and the terms of this Agreement;

(C)to ensure that there is no breach of any covenant or undertaking given by the Company to any lender at the time of the payment and, in the opinion of the Board of Directors, there is not likely to be such a breach within the following [***]; and

(D)to maintain the sound financial standing of the Company.

(iii)such percentage as the Board of Directors determines of the balance (if any) remaining after deducting the Retained Amounts from the Distributable Profits shall be used:

(A)first, to repay any outstanding loans owed to the Members, in accordance with any loan priority and otherwise on a pro rata basis, until all such shareholder loans have been repaid in full;

(B)second, to pay to the holders of Shares by way of dividend on their Shares.

(b)Distributions – Payment Term. The parties undertake to procure (so far as they are able and subject to this Section 12.2) that interim and final dividends are declared or recommended, and approved and paid, in accordance with this Section 12, and that payment of dividends is made within [***] of their having been declared or approved.

(c)Change of Control or a Subsidiary Change of Control. In the event of a Change of Control or a Subsidiary Change of Control, if any portion of the consideration payable to the Members is payable only upon satisfaction of contingencies (the “Additional Consideration”), the applicable acquisition documentation shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Members in accordance with this Section 12.2 as if the Initial Consideration were the only consideration payable in connection with such Change of Control; and (b) any Additional Consideration which becomes payable to the Members upon satisfaction of such contingencies shall be allocated among the Members in accordance with this Section 12.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 12.2(c), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Change of Control shall be deemed to be Additional Consideration.

12.3No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Shares in the Company if such Distribution would violate the Act or any other applicable law.

13.STATUS, RIGHTS AND POWERS OF MEMBERS.

13.1No Management or Control. Except as expressly provided in this Agreement, no Member in its capacity as such shall take part in the conduct of the Company’s business or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

13.2Member Duties.

(a)No Member shall have any duty to the Company or to any other Member (including fiduciary duties) except as expressly set forth herein, pursuant to the Articles, or in other written agreements.

(b)Subject to the approval of the Board of Directors, any Member may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to other applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

14.BOARD OF DIRECTORS AND INVESTOR RIGHTS.

14.1Board of Directors.

(a)Number and Composition. The business of the Company shall be managed by a Board of Directors (the “Board of Directors”), and the Persons constituting the Board of Directors shall be the “directors” of the Company for all purposes of the Act (each, a “Director”, and collectively, the “Directors”). The number of Directors shall initially be five (5). The MeiraGTx Member is entitled to designate and elect three (3) Directors (each a “MeiraGTx Director”). The Hologen Member is entitled to designate and elect two (2) Directors (each a “Hologen Director”). Each Director shall have one vote, save that a Director who is also a proxy shall be entitled, in the absence of his appointor, to a separate vote on behalf of each appointor in addition to his own vote. The Chairperson of the Board of Directors shall be a MeiraGTx Director. The Chairperson shall not have an additional or casting vote or other special voting powers.

(b)Variations. The provisions of Section 14.1(a) relating to the number of Directors serving on the Board of Directors may be increased or decreased by the approval of at least seventy percent (70%) of the Directors then in office (the “Director Supermajority”).

(c)Resignation and Removal; Vacancies. Each Director shall, unless otherwise provided in this Agreement or by law, hold office until such individual resigns, dies or is removed by the Member, Members or Directors who have the right to designate him or her in accordance with this Agreement and the Articles. A Director may be removed only by the Member, Members or Directors that designated such Director upon delivery of a written notice of removal to the Company and the other Directors. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any Director may only be filled by another Director designated by the Member, Members or Directors who have the right to designate him or her in accordance with this Agreement. Any vacancy on the Board of Directors created by an increase to the number of Directors may be filled by the approval of the Director Supermajority.

(d)Authority. Decisions of the Board of Directors shall be carried out by such Persons appointed by the Board of Directors in the resolution or consent reflecting such decision or in one or more standing resolutions or consents. A decision of the Board of Directors may be amended, modified or repealed, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original vote or resolution that is certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

(e)Committees. The Board of Directors may, by vote or resolution of the Board of Directors, delegate any or all of its powers to any committee thereof, and any such committee must consist of at least two (2) Directors. The audit committee of the Board of Directors shall have at least one Hologen Director, provided that both Hologen Directors shall have the opportunity to sit on the audit committee; and at least one Hologen Director shall be given the opportunity to sit on any other committees of the Board of Directors. Provisions relating to the Alliance Committee are set out in Section 16.

(f)Meetings. Meetings of the Board of Directors and any committee thereof may be held at any time and at any place, whether within or outside of England, designated in the notice of the meeting, when called by any Director, reasonable notice thereof being given to each Director by the Person or Persons calling the meeting. Regular or special meetings of the Board of Directors shall be held at the Company’s principal offices or at such other place and at such time as shall be determined by the Board of Directors.

(g)Notice of a Meeting of the Board of Directors. It shall be reasonable and sufficient notice to a Director of a meeting of the Board of Directors (i) to send notice by electronic mail at least twenty-four (24) hours before the meeting addressed to such Director at such Director’s last known electronic email address, (ii) to send notice by regular mail received at least twenty-four (24) hours before the meeting addressed to such Director at such Director’s usual or last known business or residence address, or (iii) to give notice to such Director in person or by telephone at least twenty-four (24) hours before the meeting. Notice of a meeting need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or is delivered to any Director who attends the meeting, or if such Director attends the meeting and does not object to such meeting. Notice of any Directors’ meeting must indicate (i) its proposed date and time; (ii) where it is to take place; and (iii) if it is anticipated that Directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

(h)Quorum. Except as may be expressly set forth in this Agreement, at any meeting of the Board of Directors or any committee thereof, a majority of Directors then in office or then serving on such committee, which in the case of a meeting of the Board of Directors must include at least one Hologen Director and two MeiraGTx Directors, or in the case of a meeting of a committee of the Board of Directors, must include one Hologen Director if there is a Hologen Director on such committee and one MeiraGTx Director if there is a MeiraGTx Director on such committee, shall constitute a quorum for such meeting. Except as otherwise expressly set forth in this Agreement, including pursuant to Section 14.3, any action to be taken or approved by the Directors hereunder must be taken or approved by a vote of a majority of Directors present and voting in person at a meeting at which a quorum is present, and any action so taken or approved shall constitute the act of the Board of Directors. If a quorum is not present within thirty (30) minutes of the scheduled time of the meeting of the Board of Directors (or ceases to be present for half an hour) because of the absence of a MeiraGTx Director or a Hologen Director, the meeting shall be adjourned, to be held on the fifth (5th) business day following the date for which the meeting was originally convened with at least twenty-four (24) hours prior notice being given to all Directors (unless all Directors agree otherwise). The quorum for any such adjourned meeting shall be those Directors present (or represented) and entitled to vote at the time of the reconvened meeting. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice. Each Director may appoint an alternate director as a proxy for himself in accordance with the Act.

(i)Written Consent. Except as otherwise expressly set forth in this Agreement, any action required or permitted to be taken at any meeting of the Board of Directors or committee thereof may be taken without a meeting if all of the members of the Board of Directors or a committee then in office or then serving on such committee pass a written resolution to that effect (where permitted under applicable law), and such writing or writings are filed with the records of the meetings of the Board of Directors or such committee. Such consent shall be treated for all purposes as the act of the Board of Directors or of such committee, as the case may be.

(j)Telephonic Meetings. Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and each participant is able to address all of the other participants simultaneously or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

(k)Director Reimbursement. Each Director shall be reimbursed by the Company for such Director’s reasonable out-of-pocket travel expenses incurred in the performance of such Director’s duties as Director. Nothing contained in this Section 14.1 shall be construed to preclude any Director from serving the Company in any other capacity and receiving reasonable compensation therefor.

(l)Additional Rules. The Board of Directors may adopt such other rules for the conduct of its business as it may from time to time deem necessary or appropriate.

14.2Authority of Board of Directors. Subject to applicable law and the provisions of this Agreement that require the consent or approval of one or more Members or other Persons, the Board of Directors shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Directors or Persons authorized by the Board of Directors shall be the only Persons authorized to execute documents which shall be binding on the Company. Subject to applicable law and the provisions of this Agreement that require the consent or approval of one or more Members or other Persons, the power and authority granted to the Board of Directors hereunder shall include all power and authority necessary, convenient or incidental for the accomplishment of the purposes of the Company and the exercise of the powers of the Company set forth in Section 2.5 and shall include the power to make, or to grant to other Persons the power to make, all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including the power and authority to undertake and make decisions concerning: (a) hiring and firing employees, officers, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into leases for real or personal property, (c) opening bank and other deposit accounts and operations thereunder, (d) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in all or any portion of the real or personal property of the Company, (e) making investments in or the acquisition of securities of any Person, (f) giving guarantees and indemnities, (g) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (h) mergers with or acquisitions of other Persons, (i) dissolution, (j) the sale or lease of all or any portion of the assets of the Company, whether in the ordinary course of business or otherwise, (k) forming subsidiaries or joint ventures, (l) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company, (m) appointment and termination of the auditor of the Company and each of its Subsidiaries, and (n) other matters as provided by resolution of the Board of Directors.

14.3Actions Requiring Director Supermajority. Without limiting the other terms and conditions hereof or the requirements of the Act, and save for any action(s) in relation to the Non-Manufacturing Business Carve-Out or any contracts, agreements and arrangements of whatever nature entered into by MeiraGTx or any of its Affiliates prior to the Completion Date, the Company shall not take any of the following actions (or series of related actions) without the approval of the Director Supermajority, [***]:

[***]

15.KEY MANAGEMENT PERSONNEL.

15.1Management Team. Unless otherwise agreed by the Members in writing, the Members shall procure that the Company shall establish a management team which shall consist of one or more Key Management Personnel.

15.2Key Management Personnel. Each of the Key Management Personnel shall be appointed or removed by the simple majority approval of the Board of Directors. Each of the Key Management Personnel shall exercise such powers as contained in their contract of employment.

16.ALLIANCE COMMITTEE AND ALLIANCE MANAGERS

16.1Alliance Committee. On the Completion Date, the Major Members shall establish an alliance committee (the “Alliance Committee”) to discuss the operations of the Business and any issues communicated by the Major Members in respect of the same. At the Completion Date, each Major Member shall appoint one or more members to the Alliance Committee. Each Major Member may replace its Alliance Committee members upon written notice to the other Major Member, subject to the other Major Member’s approval, which approval shall not be unreasonably withheld.  Each Major Member shall have an equal number of members on the Alliance Committee. Each Major Member shall ensure that its Alliance Committee member(s) are bound by and comply with the obligations of confidentiality set out in Section 17.4.

16.2Meetings of the Alliance Committee. The Alliance Committee shall meet [***] (or more or less frequently as agreed by the parties).  The Alliance Committee members may, upon reasonable notice, request to meet with the relevant employees of the Company and its Subsidiaries to discuss technical aspects of the Business.  Unless otherwise agreed by the Major Members, the Alliance Committee shall be chaired by one representative of MeiraGTx, who shall be responsible for convening and presiding at meetings of the Alliance Committee, including (a) providing reasonable advance notice to representatives of any Alliance Committee meeting; (b) preparing and circulating agendas in advance of each Alliance Committee meeting; and (c) preparing and circulating minutes following each Alliance Committee meeting. The Alliance Committee chair will have no additional powers or rights beyond those held by the other Alliance Committee representatives. Meetings of the Alliance Committee will be effective only if an equal number of Alliance Committee members from each Major Member are present or participating (including by videoconference or teleconference) in such meeting. As appropriate, the Alliance Committee may invite a reasonable number of non-voting observers to attend its meetings, provided that such invitees are bound by appropriate confidentiality, non-disclosure and non-use obligations which are no less stringent than those set forth in Section 17.4. Minutes will be kept of all Alliance Committee meetings in English, which minutes shall be circulated via e-mail for review and approval within [***] after each Alliance Committee meeting.

16.3Alliance Committee Responsibilities. The Alliance Committee shall (a) review and discuss the Businesses’ manufacturing and development plans and schedules; (b) discuss, review and determine whether to propose any amendments to such plans and schedules for the approval of the Board of Directors; and (c) serve as an information exchange platform between the parties with respect to the Businesses’ manufacturing and development plans and schedules, including to review and discuss any data, results, reports or other information generated in connection therewith.

16.4Alliance Committee Decision-Making.  Decisions of the Alliance Committee shall be made by majority vote, with each Alliance Committee member having one vote. If the Alliance Committee does not reach a decision with respect to any matter after endeavoring to agree in good faith for at least [***], then, the matter shall be referred to the Board of Directors for resolution.

16.5Limitations of Alliance Committee Authority. For the avoidance of doubt, the Alliance Committee shall not have the authority to (a) resolve any disputes arising out of this Agreement, which shall be resolved in accordance with Section 27.10; (b) amend, modify or waive any term or condition of this Agreement (including expanding a party’s rights or reducing a party’s obligations); or (c) determine that a party has fulfilled any obligations under this Agreement or that either party or any of its Affiliates has breached any obligation under this Agreement.

16.6Alliance Managers. On the Completion Date, each party shall appoint an individual who shall serve as the primary point of contact between the parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the parties (each, an “Alliance Manager”).  Each party may replace its Alliance Manager at any time upon written notice to the other party.

17.BOOKS, RECORDS, ACCOUNTING AND REPORTS.

17.1Books and Records. The Company shall maintain at its principal office or such other office as the Board of Directors shall determine such books and records with respect to the business of the Company and its Subsidiaries as are required by law and as the Board of Directors deems appropriate, including at least:

(a)A register of members, register of directors, register of directors’ residential addresses, register of secretaries and register of people with significant control;

(b)A copy of the Articles, including any amendments thereto;

(c)The most recent financial statements of the Company and its Subsidiaries; and

(d)Copies of tax or information returns of the Company and its Subsidiaries.

17.2Inspection.

(a)The Major Members shall have the right, subject to such reasonable standards (including standards governing what information and documents are to be furnished at what time and location and at whose expense) as may be established by the Board of Directors, to obtain from the Company, from time to time upon reasonable demand for any purpose reasonably related to their respective holding of Shares, the information described in Section 17.1 and such other information regarding the affairs of the Company as is reasonably requested.

(b)In addition, to the extent that a Member’s ownership of Shares is required under U.S. generally accepted accounting principles (“GAAP”) and applicable rules and regulations promulgated by the Securities and Exchange Commission or any other relevant Governmental Entity to be reflected as an equity method investment in the financial statements of such Member, and such Member is as a result required by law, or such Member is otherwise required by law, including the disclosure principles of Rule 10b-5 under the Exchange Act, or in connection with ordinary course financing matters, to disclose, with respect to any quarter or fiscal year, financial information (including appropriate treatment for tax matters) in relation to or derived from financial information of the Company (such disclosure, to such extent, a “Member Financial Disclosure”), the Company shall, subject to GAAP and applicable law and upon Member’s reasonable prior notice, provide the aforementioned Company information at Member’s expense at such times and in such detail as may be reasonably requested by the Member for the purposes of the Member Financial Disclosure (including affording access to Member’s independent auditors to review, and if necessary audit, the financial information of the Company from which the Member Financial Disclosure is derived, which may include affording access to the Company’s independent auditors (subject to customary indemnification and confidentiality agreements that may be requested by such auditors, and to the consent of such auditors for any reliance on or reference thereto), to the extent reasonably required for such purpose).

17.3Filings. At the Company’s expense, the Board of Directors shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member, within [***] after the end of each year, such information with respect to the Company (including a schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal and state income tax returns. The Company shall as promptly as practicable provide the Major Members with any information reasonably requested by a Major Member that is in the Company’s possession (or that can be obtained without undue burden) in connection with the preparation of such Major Member’s tax returns. The Board of Directors, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.

17.4Non-Disclosure.

(a)Each of MeiraGTx, Hologen and any further Person admitted as a Member in accordance with the terms of this Agreement, agrees that (i) the terms of this Agreement and any other agreement contemplated by this Agreement to which it is a party, (ii) any information relating to their negotiation, and (iii) except as otherwise consented to by the Board of Directors, all non-public information relating to the Company furnished to MeiraGTx, Hologen or such Member, including but not limited to confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (collectively, “Confidential Information”), shall be kept confidential, shall not be used for commercial or proprietary advantage and shall not be disclosed by MeiraGTx, Hologen or such Member in any manner, in whole or in part, except that each of MeiraGTx, Hologen and such Member shall be permitted to disclose such Confidential Information (i) to those of MeiraGTx, Hologen or such Member’s agents, Representatives and employees who need to be familiar with such Confidential Information in connection with MeiraGTx, Hologen or such Member’s investment in the Company and who are charged with an obligation of confidentiality, (ii) to MeiraGTx, Hologen or such Member’s existing or prospective partners and equity holders so long as they agree to keep such Confidential Information confidential on the terms set forth herein, (iii) with respect to MeiraGTx, Hologen or a Member that is a professionally managed unregistered investment fund, as part of MeiraGTx, Hologen or such Member’s normal reporting or review procedure, or in connection with such MeiraGTx, Hologen or Member’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities, (iv) for general portfolio information that does not identify the Company or its Subsidiaries, (v) for complying with applicable laws, including regulations promulgated by securities exchanges, including any on which the securities of a Member or its Affiliates are listed, and accounting standards, or court or administrative orders (in such case only to the extent determined necessary based upon advice of counsel), which for the sake of clarity, shall include the right to utilize the name of the Company for the same purposes, (vi) to the extent necessary for the enforcement of any right of MeiraGTx, Hologen or such Member arising under this Agreement and (vii) to existing and potential equity or debt financing sources, so long as they agree to keep such Confidential Information confidential on the terms set forth herein. Notwithstanding the foregoing, MeiraGTx, Hologen or any Member and each of their respective Representatives may disclose to their respective legal advisers, tax advisers, HMRC or any other tax authority, without limitation of any kind, the tax treatment, tax strategies and structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to MeiraGTx, Hologen or the Member and their respective Representatives relating to such tax treatment, tax strategies and tax structure. Each of MeiraGTx, Hologen and Member agrees that it shall be responsible for any breach or violation of the provisions of this Section 17.4(a) by any Person receiving Confidential Information from MeiraGTx, Hologen or such Member. Notwithstanding the foregoing, as of the Effective Date, any MeiraGTx Member and as of the Completion Date, any Hologen Member is hereby granted an irrevocable right to disclose and use the Company’s name and logo on their websites and in their respective marketing materials for the purpose of reflecting the investment in the Company.

(b)For purposes of this Section 17.4, “Confidential Information” shall not include any information: (i) of which such Person (or its Affiliates) learns from sources other than the Company or its Subsidiaries, whether prior to or after such information is actually disclosed by the Company or its Subsidiaries; or (ii) which is disclosed in documents available for dissemination to the public. Nothing in this Section 17.4 shall in any way limit or otherwise modify any confidentiality covenants entered into by MeiraGTx, Hologen or any Member pursuant to any other agreement to which MeiraGTx, Hologen or such Member and the Company or any of its Subsidiaries are parties. The provisions of this Section 17.4 shall survive any termination of this Agreement.

17.5Information Rights. The Company shall deliver to each Major Member (on both a consolidated and consolidating basis including Subsidiaries, or separately for each Subsidiary, as determined by the Major Members):

(a)As soon as available, and in any event within [***] after the end of each Fiscal Year of the Company, audited financial statements consisting of the balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the statements of income, cash flows and changes in members’ equity for such Fiscal Year of the Company and its Subsidiaries, setting forth in each case in comparative form the figures for the immediately preceding Fiscal Year, all such financial statements prepared in accordance with GAAP and accompanied by the report of independent certified public accountants of recognized national standing thereon, which accountants shall be selected by the Board of Directors;

(b)As soon as available, and in any event within [***] after the end of each fiscal quarter of the Company for the first three (3) fiscal quarters of a Fiscal Year, the unaudited balance sheet of the Company and its Subsidiaries as at the end of such quarter and the unaudited statements of income, cash flows and changes in members’ equity for such quarter and the portion of the Fiscal Year then ended of the Company and its Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous Fiscal Year, or, in the case of such balance sheet, for the last day of such Fiscal Year, in comparative form, all in reasonable detail, and all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)As soon as available, but in any event within [***] after the end of each month, an unaudited balance sheet of the Company and its Subsidiaries as at the end of such month and the unaudited statements of income, cash flows and changes in members’ equity for such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d)As soon as available, and in any event [***] before the end of each Fiscal Year, a budget and business plan for the next Fiscal Year (collectively, the “Budget”);

(e)Upon request by a Major Member, a statement showing the number of shares of each class and securities convertible into or exercisable for shares outstanding, all in sufficient detail as to permit such Major Members to calculate its respective percentage equity ownership in the Company and each of its Subsidiaries (including the Company’s ownership in each such Subsidiary, direct or indirect), and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(f)Within [***] following the end of each Fiscal Year or as soon as practicable thereafter, an IRS Schedule K-1 (Form 1065) or any successor federal tax form (if applicable); and

(g)Such other information relating to the Company or any of its Subsidiaries as from time to time may reasonably be requested by such Major Member.

18.TAX MATTERS.

18.1ECI. The Company shall not engage in, or invest in any person that is treated as a flow-through entity for U.S. federal income tax purposes that engages in, (i) any “commercial activity” as defined in Section 892(a)(2)(i) of the Code, (ii) a “trade or business within the United States,” within the meaning of Section 864(b) of the Code, or (iii) any other activity that causes the Company or any other person (including any Member and any direct or indirect owner of a Member) to file a state income tax return during any taxable year of the Company. The Company shall not make any investment or acquire any interest that would be treated as a “U.S. real property interest,” within the meaning of Section 897 of the Code.

18.2Tax Residence. Unless the parties otherwise expressly agree in writing, the Company shall at all times maintain tax residence solely in the UK for tax purposes.

18.3Listed Transactions. The Company shall not engage, directly or indirectly, in any transaction that, as of the date the Company enters into a binding contract to engage in such transaction, is a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) where a Member would be treated as “party” to such transaction for purposes of Section 4965 of the Code (a “Listed Transaction”). If the Company has actual knowledge that it has engaged, directly or indirectly, in a Listed Transaction or a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(1), it shall promptly notify the Members of such determination.

18.4Notice of Non-compliance. Notwithstanding anything else in this Agreement, in the event that the Company fails to comply with its obligations under Section 25.5 through Section 25.7, the Company will promptly provide notice to each Member of such non-compliance and provide in a timely fashion as may be requested by a Member all necessary and reasonably available tax-related information in order to permit such Member to make accurate and timely tax filings for so long as such filings may be required to be made by such Member under applicable U.S. tax law.

18.5Use of Losses. Unless the parties otherwise expressly agree in writing, the parties shall procure that all of the Company’s trading losses and all other amounts eligible for relief from taxation shall be carried forward by the Company or surrendered to one or more of the Subsidiaries and not surrendered (wholly or partly) to either Member.

18.6Tax Information. The Company shall promptly comply with any request made by a Member, to provide any documents, information and correspondence necessary (at the cost of the party making the request) to enable the relevant party to comply with its obligations in respect of filing, elections, returns or other tax requirements, and to comply with any other requirements of, or requests by, HMRC or of any other tax authority.

19.TRANSFER OF SHARES.

19.1Restricted Transfer.

(a)No Member may directly or indirectly Transfer all or any of such Member’s Shares, except in compliance with this Section 19. Any attempted Transfer of Shares not in compliance with the terms of this Section 19 shall be null and void and the Company shall not in any way give effect to any such Transfer. In addition to the foregoing, no Member may avoid the provisions of this Agreement by either making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee or by transferring the securities of any entity whose primary purpose is to hold (directly or indirectly) Shares (and, for the avoidance of doubt, any such Transfers will be deemed to be Transfers for purposes of this Agreement and subject to the restrictions in this Section 19). The Transfer restrictions set forth in this Section 19 do not apply to the sale of Shares in accordance with the drag-along right specified in Section 20.5, or to the Transfer of Shares in accordance with Section 20.1 or Section 20.2.

19.2Permitted Transferees. A Member shall be entitled to Transfer such Member’s Shares to a Person (a “Permitted Transferee”), provided that in each case such person is not a Sanctioned Person, in accordance with the following and subject to the other provisions of this Section 19:

(a)To the Company. Each applicable Member shall be entitled to Transfer its Shares to the Company.

(b)Discretionary Transfers. Each Member shall be entitled to Transfer such Member’s Shares to (a) an Affiliate of such Member or (b) to a third party if such Member obtains the prior written consent of the Director Supermajority prior to such Transfer.

19.3Transfer Requirements. Subject to Section 19.1, no Assignee (including a Permitted Transferee) shall be admitted to the Company as a Member unless the following conditions are satisfied or such conditions are waived by the Board of Directors:

(a)A duly executed written instrument of Transfer is provided to the Board of Directors, specifying the Shares being transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Shares as a Member, and a deed of adherence substantially in the form set out in Schedule 11.6 duly executed and delivered by the transferee agreeing to be bound by this Agreement in respect of the Shares transferred;

(i)The Member effecting the Transfer and the Assignee execute any other instruments that the Board of Directors deems reasonably necessary or desirable for admission of the Assignee;

(b)All Transfers shall be made in compliance with applicable law and if any Transfer permitted hereunder would require the consent of or notice to a Governmental Entity, the Members and the Company shall cooperate to obtain such consent or prepare and deliver such notice;

(c)The Member effecting the Transfer or the Assignee pays to the Company a transfer fee in an amount sufficient to cover the reasonable expenses incurred by the Company in connection with the admission of the Assignee and provides to the Company any information necessary for the Company to make required basis adjustments and comply with tax reporting requirements; and

(d)The Assignee provides the Company with such information as the Company reasonably determines appropriate to conclude that the Transfer will not result in a withholding obligation on the Company under applicable tax laws.

19.4Admission as a Member. Each Member hereby agrees that, upon satisfaction of the terms and conditions of this Section 19 with respect to any proposed Transfer, and subject to the instrument of transfer being duly stamped by HMRC and the entry of the Assignee in the Company’s register of members, the Assignee be admitted as a Member.

19.5Withdrawal of Member. If a Member Transfers all of its Shares pursuant to Section 19.1 and the Assignee of such Shares is admitted as a Member pursuant to Section 19.3, such Assignee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Assignee is admitted and then immediately following such admission the assignor shall cease to be a Member. Upon the assignor ceasing to be a Member, the assignor shall not be entitled to any Distributions from and after the date of such Transfer. Notwithstanding the admission of an Assignee as a Member and, except as otherwise expressly approved by the Board of Directors, (a) the assignor shall not be released from any obligations to the Company as a Member (or otherwise) existing as of the date of the Transfer, including without limitation the obligations set forth in Section 17.4 and Section 22 and (b) the assignor shall continue to have the rights set forth in, and be the beneficiary of, Section 22.

19.6Additional Transfer Restrictions. Notwithstanding anything to the contrary contained herein, (i) all grants of security over Shares held by a Member shall only be made with the written consent of the Director Supermajority, or by operation of law and (ii) no Member shall transfer any Shares to any entity that the Board of Directors has reasonably determined is a Competitor, other than in connection with a Sale of the Company.

20.RIGHT OF FIRST REFUSAL; RIGHT OF CO-SALE; PREEMPTIVE RIGHTS; AND DRAG-ALONG RIGHTS.

20.1Right of First Refusal.

(a)Grant. Each Member holding Transfer Shares hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Shares that such Member may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Proposed Transferee and each Member holding Transfer Shares undertakes to exercise his voting rights in the Shares to approve the Company’s exercise of such Right of First Refusal in relation to such Transfer Shares.

(b)Notice. Each Member proposing to make a Proposed Transfer must deliver a Transfer Notice to the Company and each Major Member not later than [***] prior to the consummation of such Proposed Transfer. Such Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Proposed Transferee. To exercise its Right of First Refusal under this Section 20.1, the Company must deliver a Company Notice to the selling Member within [***] after delivery of the Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Member with the Company that contains a preexisting right of first refusal, the Company and the Member acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 20.1.  For the sake of clarity, if a Major Member is the Member proposing to make a Proposed Transfer, such Major Member shall not have to deliver any Transfer Notice to itself and shall not have any right to purchase any Transfer Shares in connection with such Major Member’s Proposed Transfer.

(c)Grant of Secondary Refusal Right to Major Members. Subject to Section 19, each Member holding Transfer Shares hereby unconditionally and irrevocably grants to the Major Members a Secondary Refusal Right to purchase all or any portion of the Transfer Shares not purchased by the Company pursuant to the Right of First Refusal. If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Shares subject to a Proposed Transfer, the Company must deliver a Secondary Notice to the selling Member and to each Major Member to that effect no later than [***] after the selling Member delivers the Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Major Member must deliver an Exercising Member Notice to the selling Member and the Company within [***] after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)Undersubscription of Transfer Shares. If options to purchase have been exercised by the Company and the Major Members with respect to some but not all of the Transfer Shares by the end of the [***] specified in the last sentence of Section 20.1(c) (the “Exercising Member Notice Period”), then the Company shall, immediately after the expiration of the Exercising Member Notice Period, send written notice (the “Company Undersubscription Notice”) to those Major Members who fully exercised their Secondary Refusal Right within the Exercising Member Notice Period (the “Exercising Members”). Each Exercising Member shall, subject to the provisions of this Section 20.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Transfer Shares on the terms and conditions set forth in the Transfer Notice. To exercise such option, an Exercising Member must deliver a Company Undersubscription Notice to the selling Member and the Company within [***] after the expiration of the Exercising Member Notice Period. In the event there are two or more such Exercising Members that choose to exercise the last-mentioned option for a total number of remaining Shares in excess of the number available, the remaining Shares available for purchase under this Section 20.1(d) shall be allocated to such Exercising Member pro rata based on the number of Transfer Shares such Exercising Members have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any Transfer Shares that any such Exercising Member has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining Shares are exercised in full by the Exercising Member, the Company shall immediately notify all of the Exercising Members and the selling Member of that fact.

(e)Consideration; Closing. The consideration to be paid for the Transfer Shares must be cash.  The closing of the purchase of Transfer Shares by the Company and the Major

Members shall take place, and all payments from the Company and the Major Members shall have been delivered to the selling Member, by the later of [***].

20.2Right of Co-Sale.

(a)Exercise of Right. If any Transfer Shares subject to a Proposed Transfer are not purchased pursuant to Section 20.1 above and thereafter are to be sold to a Proposed Transferee (subject to Section 19), each respective Major Member may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 20.2(b) below and otherwise on the same terms and conditions specified in the Transfer Notice. Each Major Member who desires to exercise its Right of Co-Sale (each, a “Participating Member”) must give the selling Member written notice to that effect within [***] after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Major Member shall be deemed to have effectively exercised the Right of Co-Sale. For the sake of clarity, a Major Member who has requested the Proposed Transfer shall not have the right to be a Participating Member with respect to such Proposed Transfer.

(b)Shares Includable. Each Participating Member may include in the Proposed Transfer all or any part of such Participating Member’s Shares equal to the product obtained by multiplying (i) the aggregate number of Transfer Shares subject to the Proposed Transfer (excluding Shares purchased by the Company or the Participating Members pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of Shares owned by such Participating Member immediately before consummation of the Proposed Transfer and the denominator of which is the total number of Shares owned, in the aggregate, by all Participating Members immediately prior to the consummation of the Proposed Transfer, plus the number of Transfer Shares held by the selling Member. To the extent one or more of the Participating Members exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Transfer Shares that the selling Member may sell in the Proposed Transfer shall be correspondingly reduced.

(c)Purchase Covenants. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 20.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 20.2. Neither the Transfer of Transfer Shares by the selling Member nor the Transfer of Shares by a Participating Member shall be effective, unless, contemporaneously with such Transfer, the Proposed Transferee executes a counterpart to this Agreement, thereby agreeing to be bound to all the terms and conditions of this Agreement. If any Proposed Transferee or Proposed Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Member exercising its Right of Co-Sale hereunder, no Member may sell any Transfer Shares to such Proposed Transferee or Proposed Transferees unless and until, simultaneously with such sale, such Member purchases all shares subject to the Right of Co-Sale from such Participating Member on the same terms and conditions (including the proposed purchase price) as set forth in the Transfer Notice.

(d)Additional Compliance. If any Proposed Transfer is not consummated within [***] after receipt of the Transfer Notice by the Company, the Member proposing the

Proposed Transfer may not sell any Transfer Shares unless they first comply in full with each provision of Section 20.1 and this Section 20.2. The exercise or election not to exercise any right by any Major Member hereunder shall not adversely affect its right to participate in any other sales of Transfer Shares subject to this Section 20.2.

20.3Effect of Failure to Comply with Right of First Refusal and Right of Co-Sale.

(a)Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Shares not made in strict compliance with this Agreement).

(b)Violation of First Refusal Right. If any Member becomes obligated to sell any Transfer Shares to the Company or any Major Member under this Agreement and fails to deliver such Transfer Shares in accordance with the terms of this Agreement, such Member hereby appoints any Director or any Major Member (or, in the case of a Member who is a Major Member, the other Major Member) to be their true and lawful attorney to take such actions and to execute any documentation on their behalf which the attorney considers necessary or relevant to the making of such transfer. The Company and/or such Major Member may, at its option, in addition to all other remedies it may have, send to such Member the purchase price for such Transfer Shares as is herein specified and transfer to the name of the Company or such Major Member (or request that the Company effect such transfer in the name of a Major Member) on the Company’s books the Transfer Shares to be sold.

(c)Violation of Co-Sale Right. If any Member purports to sell any Transfer Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Major Member who desires to exercise its Right of Co-Sale under Section 20.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Member to purchase from such Major Member the type and number of Shares that such Major Member would have been entitled to sell to the Proposed Transferee under Section 20.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 20.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the Member not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within [***] after the Major Member learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 20.2. Such Member shall also reimburse each Major Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Major Member’s rights under Section 20.2.

(d)The covenants set forth in Sections 20.1, 20.2 and 20.3 shall terminate and be of no further force or effect immediately before the consummation of the Initial Public Offering or upon a Change of Control, whichever event occurs first.

20.4Preemptive Rights. Subject to the terms and conditions of this Section 20.4 and applicable laws, if the Company proposes to issue, agree to issue, reserve or set aside or offer to issue any New Shares, the Company shall first offer such New Shares to each Major Member. A Major Member shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)The Company shall give notice (the “Offer Notice”) to each such Major Member, stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Shares, including a summary of the rights and privileges of such New Shares.

(b)By notification to the Company within [***] after the Offer Notice is given, each such Major Member may elect to subscribe, at the price and on the terms specified in the Offer Notice, for up to that portion of such New Shares which equals the proportion that the Shares then held by such Major Member bears to the total number of Shares then held by all Major Members. At the expiration of such [***] period, the Company shall promptly notify each Major Member that elects to subscribe for all the New Shares available to it (each, a “Fully Exercising Member”) of any other Major Member’s failure to do likewise. During the [***] period commencing after the Company has given such notice, each Fully Exercising Member may, by giving notice to the Company, elect to subscribe, in addition to the number of New Shares specified above, for up to that portion of the New Shares for which Major Members were entitled to subscribe but that were not subscribed for by the Major Members which is equal to the proportion that the Ordinary Shares then held, by such Fully Exercising Member bears to the Ordinary Shares then held, by all Fully Exercising Member who wish to purchase such unsubscribed New Shares. The closing of any sale pursuant to this Section 20.4(b) shall occur within [***].

(c)If all New Shares referred to in the Offer Notice are not elected to be subscribed for as provided in Section 20.4(b), the Company may, during the [***] period following the expiration of the periods provided in Section 20.4(b), offer and issue the remaining unsubscribed portion of such New Shares to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the issuance of the New Shares within such period, or if such agreement is not consummated within [***] of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be issued unless first reoffered to the Major Members in accordance with this Section 20.4.

(d)The covenants set forth in this Section 20.4 shall terminate and be of no further force or effect immediately before the consummation of an Initial Public Offering.

20.5Drag-Along Right.

(a)Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, that is or are not

Affiliates of the Company, acquires from the Members’ Shares representing more than fifty percent (50%) of the outstanding voting rights of the Company (a “Share Sale”); or (b) any other transaction that qualifies as a Deemed Liquidation Event or Change of Control.

(b)Actions to be Taken. In the event that (A) the Major Members, and (B) the Board of Directors approve a Sale of the Company in writing, specifying that this Section 20.5 shall apply to such transaction, then each Member hereby agrees:

(i)if such transaction requires Member approval, with respect to all Shares that such Member owns or over which such Member otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to this Agreement required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii)if such transaction is a Share Sale, to sell the same proportion of Shares beneficially held by such Member as is being sold by the Major Members to the Person to whom the Major Members propose to sell their Shares, and, except as permitted in Section 20.5(c) below, on the same terms and conditions as the Major Members;

(iii)to execute and deliver all related documentation (including a stock transfer form and relevant share certificate(s) or a suitable indemnity for any lost share certificate(s) in respect of the Member’s Shares to be sold pursuant to this Section 20.5) and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Major Members in order to carry out the terms and provisions of this Section 20.5, any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, and any similar or related documents;

(iv)not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company; and

(v)if the consideration to be paid in exchange for the Shares pursuant to this Section 20.5 includes any securities and due receipt thereof by any Member would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

(c)Exceptions. Notwithstanding the foregoing, a Member will not be required to comply with Section 20.5(b) above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(i)any representations and warranties to be made by such Member in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (A) the Member holds all right, title and interest in and to the Shares such Member purports to hold, free and clear of all liens and Encumbrances, (B) the obligations of the Member in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms and (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii)the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than for the inaccuracy of any representation or warranty made by the Company in connection with the Proposed Sale;

(iii)the liability for indemnification, if any, of such Member in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person;

(iv)the liability for indemnification shall be limited to such Member’s applicable share (determined based on the respective proceeds payable to each Member in connection with such Proposed Sale in accordance with the provisions of this Agreement) of a negotiated aggregate indemnification amount that applies equally to all Members but that in no event exceeds the amount of consideration actually paid to such Member in connection with such Proposed Sale, except with respect to claims of fraud by such Member, the liability for which need not be limited as to such Member;

(v)upon the consummation of the Proposed Sale: (A) except as provided in Section 20.5(b)(v), each holder of each class or series of Shares will receive the same form of consideration for their Shares of such class as is received by other holders in respect of their Shares of such same class of Shares; and (B) unless the Major Members elect to receive a lesser amount by written notice given to the Company at least [***] prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of Shares shall be allocated among the holders of Ordinary Shares pro rata to their holding of Ordinary Shares; provided, however, that, notwithstanding the foregoing provisions of this Subsection 20.5(b)(v), if the consideration to be paid in exchange for the Shares, as applicable, pursuant to this Subsection 20.5(b)(v) includes any securities and due receipt thereof by any Member or would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Board of Directors) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Shares;

(vi)except as provided in Section 20.5(b)(v), subject to clause (v) above, requiring the same form of consideration to be available to the holders of any single class of Shares, if any holders of any Shares are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such Shares will be given the same option; and

(vii)no Member who is not a current or former employee of the Company shall be required to agree to any restrictive covenant in connection with any Proposed Sale (including any covenant not to compete with or covenant not to solicit or hire customers, employees or suppliers of any party to the Proposed Sale).

(d)Restrictions on Change of Control. [***].

(e)Irrevocable Power of Attorney. As security for the performance of each Member’s obligations in connection with such Sale of the Company, after the approval of the Board of Directors and the Major Members has been obtained pursuant to Section 20.5(b) above, each Member hereby irrevocably appoints each member of the Board of Directors, with full power of substitution and resubstitution, to be their true and lawful attorney (i) to vote all Shares at all meetings of the Members held or taken after the date of this Agreement with respect to a Sale of the Company, or (ii) to execute any written consent in lieu thereof, and (iii) to sign any documents with respect to any such vote or any actions by written consent of the Members taken after the date of this Agreement with respect to such Sale of the Company. This power of attorney shall terminate upon the consummation of, or termination of, negotiations with respect to, the applicable Sale of the Company.

21.DISSOLUTION OF COMPANY.

21.1Termination of Membership. No Member may resign or withdraw from the Company except that, subject to the restrictions set forth in Section 19, any Member may Transfer such Member’s Shares in the Company to a Permitted Transferee. The expulsion, bankruptcy or dissolution of any Member shall not in and of itself cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

21.2Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) the passing of a resolution by shareholders or creditors, or an order is made by a court or other competent body or person instituting a process that shall lead to the Company being wound up and its assets being distributed among the Company’s creditors, shareholders or other contributors, (b) the determination of the Director Supermajority, (c) unless otherwise determined by the Board of Directors, the disposition of substantially all of the Company’s assets or (d) the termination of the legal existence of the last remaining Member or the occurrence of any other event which by law terminates the continued membership of the last remaining Member in the Company.

21.3Liquidation. The Company’s property and assets or the proceeds from the liquidation thereof shall be distributed so as not to contravene the Act, the Insolvency Act 1986 and any other applicable laws.

21.4No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 21.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Shares of all Members.

21.5No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return each Member’s capital, such Member shall have no recourse against the Company, the Board of Directors or any other Member.

22.INDEMNIFICATION.

22.1General Indemnification Rights. The Company shall indemnify, defend and hold harmless each Member and each member of the Board of Directors and, to the extent applicable, each such Person’s officers, directors, members, shareholders, and employees, (all such persons being referred to herein as “Indemnified Persons”), who is or was a party, witness or other participant, or is threatened or proposed to be made a party, witness or other participant, in any actual, threatened, pending or complete action, suit, proceeding, demand or investigation, whether civil, criminal, administrative, investigative, or an alternative dispute resolution proceeding (a) by reason of the fact that such Indemnified Person is or was a Member, a member of the Board of Directors, or an officer, member, shareholder or employee of such Indemnified Person, (b) by reason of the fact that such Indemnified Person is or was serving at the request of the Company as a director, officer or partner of another corporation, limited liability company, partnership, trust, plan or other organization or position or enterprise, and/or (c) with respect to Directors of the Company or any Subsidiary, that arises directly from Indemnified Person’s actions and activities as a Director, as applicable, of the Company or any Subsidiary within the scope of this Agreement, from and against all expenses (including attorneys’ and experts’ fees and expenses) (“Expenses”), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation, unless it is determined by a court of competent jurisdiction in a judgment not subject to appeal or otherwise that (i) such Indemnified Person did not act in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company (or such organization or enterprise), and (ii) with respect to any criminal action or proceeding, such Indemnified Person had reasonable cause to believe such Indemnified Person’s conduct was unlawful.

22.2Indemnification for Claims Brought by Indemnified Person. No indemnification shall be available for any claim brought by an Indemnified Person unless and to the extent that such claim is brought (a) to determine and/or enforce the indemnification rights of such Indemnified Person, (b) to seek or obtain payment to or on behalf of such Indemnified Person under any liability insurance policy or (c) with the express consent of the Board of Directors.

22.3Advancement of Defense Costs. The Company shall pay to or on behalf of an Indemnified Person all Expenses incurred by such Indemnified Person in connection with any actual, threatened, pending or complete action, suit, proceeding, demand or investigation as incurred in advance of the final disposition of such action, suit, proceeding, demand or investigation if such Indemnified Person furnishes the Company with a written undertaking to repay the amount of such Expenses advanced to such Indemnified Person if it is finally determined by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification with respect to such Expenses under this Agreement, which undertaking shall be an unsecured and interest-free general obligation of such Indemnified Person and shall be accepted as a sufficient undertaking without regard to such Indemnified Person’s financial ability to repay such amounts.

22.4Company as Primary Indemnitor. The Company hereby acknowledges that an Indemnified Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary) and (b) that it shall be required to advance the full amount of Expenses incurred by an Indemnified Person and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights an Indemnified Person may have against the such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing, and such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company.

22.5Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 22 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. Each Indemnified Person’s right to indemnification vests by virtue of such Indemnified Person’s status as such, and no repeal or modification of this Section 22 shall adversely affect any rights to indemnification or to the advancement of Expenses of any Person who is within the definition of “Indemnified Person” existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification. Each Indemnified Person is an express third party beneficiary of this Section 22 who may rely on and enforce the provisions of this Section 22.

22.6Obligation to Indemnify is Non-Recourse. Indemnification under this Section 22 shall be recoverable only from the assets of the Company and not from any assets of the Members.

22.7Procedure Agreements. The Company may enter into an agreement with any Indemnified Person setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 22.

22.8Reliance, etc.. An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

22.9Directors’ and Officers’ Insurance. The Company will ensure that its Directors and officers are covered under a directors and officers’ insurance policy for so long as it is available at commercially reasonable rates, as determined by the Board of Directors, provided, that such insurance policy shall provide at least [***] in coverage and be on terms acceptable to the Director Supermajority.

22.10Period. The provisions of this Section 22 shall survive any termination of this Agreement.

22.11Compliance with the Act. The provisions of this Section 22 shall be subject to the Act and will not extend to matters which are not permitted by the Act.

23.WARRANTIES BY THE MEMBERS.

Hologen hereby warrants to the Board of Directors, MeiraGTx and the Company, severally and not jointly and solely on its own behalf, as of the date of this Agreement and on Completion, as follows:

23.1Financial Capability. Hologen has immediately available funds sufficient to enable Hologen to pay in full on the date on which they become due and payable all amounts contemplated to be paid and to satisfy all other obligations hereunder by Hologen in connection with this Agreement, the Share Purchase Agreement and the transactions contemplated hereby. Giving effect thereto, following Completion, Hologen will have capital resources sufficient to satisfy its ongoing financial obligations in respect of the Company pursuant to, inter alia, Section 10.

23.2Compliance with Anti-Bribery Laws and Anti-Money Laundering Laws.

(a)In connection with the transactions contemplated by this Agreement Hologen is and will be in compliance with all applicable Anti-Bribery Laws and Anti-Money

Laundering Laws and has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws. None of Hologen, the Hologen Investors nor any of their respective Affiliates has in connection with the transactions contemplated by this Agreement: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; or (iii) violated or is in violation of any provision of any applicable Anti-Bribery Laws or Anti-Money Laundering Laws.

(b)No action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving Hologen or any Hologen Investor with respect to Anti-Bribery Laws or Anti-Money Laundering Laws is pending or, to the knowledge of Hologen, threatened.

(c)The funds that Hologen will use for the transactions contemplated by this Agreement do not derive directly or indirectly from criminal activity.

23.3Beneficial Ownership. [***]

23.4Compliance with Sanctions Laws.

(a)None of Hologen, the Hologen Investors, the Hologen Financing Provider, nor any of their respective subsidiaries or directors, nor, to Hologen’s knowledge, any agent, or Affiliate of Hologen, the Hologen Investors, the Hologen Financing Provider, nor any of their respective subsidiaries, is currently the target of any Sanctions, owned or controlled by any Sanctioned Person or designated on any Sanctions List nor has any of the foregoing persons taken any steps, performed any acts or omissions, taken any action or is party to any agreement, arrangement or understanding which would or could reasonably be expected to cause or result in any such persons being deemed a Sanctioned Person on the date hereof, in each case to the extent relevant Sanctions have the effect of making unlawful, prohibiting or otherwise restricting Completion, the transactions contemplated by this Agreement or performance by any party of its obligations under this Agreement.

(b)The funds that Hologen will use for the transactions contemplated by this Agreement do not derive in any way from any transaction with or action involving a Sanctioned Person, to the extent the use of such funds have the effect of making unlawful, prohibiting or otherwise restricting Completion, the transactions contemplated by this Agreement or performance by any party of its obligations under this Agreement.

23.5Purchase for Own Account. Hologen is entering into this Agreement and the transactions contemplated hereby as principal, for its own account (and those of its Hologen Investors and Affiliates) solely for the purpose of investment, and not as nominee or agent. Hologen has (and each Hologen Investor has) no present agreement, undertaking, arrangement, obligation, or commitment providing for the direct or indirect disposition of the Sale Shares.

23.6Competing Product. Hologen hereby covenants that, during the period beginning on the Effective Date and ending upon [***], neither Hologen (nor any of its Affiliates) shall, alone or with any Third Parties (including through licensing to or from any Third Party), research, develop, manufacture, commercialize or otherwise exploit any Competing Product anywhere in the world, in each case, without the prior written consent of MeiraGTx.

Each of MeiraGTx and Hologen hereby warrants to the Board of Directors and the other parties to this Agreement, severally and not jointly and solely on its own behalf, as of the date of this Agreement and on Completion, as applicable, and each Person admitted to the Company as a Member following the Effective Date hereby warrants to the Board of Directors and the other parties to this Agreement, severally and not jointly and solely on its own behalf, as of the date of it is admitted to the Company as a Member as follows:

23.7Duly Formed. It is duly incorporated and validly existing under the laws of its jurisdiction.

23.8Knowledge and Experience. It has such knowledge and experience in financial, tax and business matters as to enable it to evaluate the merits and risks of its investment in the Company and to make an informed investment decision with respect thereto.

23.9Economic Risk. It is able to bear the economic risk of its investment in its Shares for an indefinite period of time, and it is aware that it may lose the entire amount of its investment in the Company.

23.10Solvency. No order has been made, petition presented or meeting convened for its or any of its Affiliates’ winding up, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred that, under applicable law, would justify any such proceedings.

23.11Binding Agreement. It has all requisite power and authority to enter into and perform this Agreement, and has taken all necessary action to authorise the execution of and the performance of its obligations under this Agreement, and this Agreement is and shall remain its valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights).

23.12No Breach. The execution and delivery by it of, and the performance by it of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

(a)result in a breach of or conflict with any provision of its constitutional documents;

(b)result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

(c)result in a breach of any applicable law.

23.13Disputes. There are no:

(a)outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting it or any of its Affiliates;

(b)lawsuits, actions or proceedings pending or, to its knowledge, threatened against or affecting it or any of its Affiliates; or

(c)investigations by any governmental or regulatory body which are pending or, to its knowledge, threatened against it or any of its Affiliates,

which, in each case, has or could have a material adverse effect on its ability to perform its obligations under this Agreement or any other agreements entered into pursuant to the terms of this Agreement.

23.14Consents. All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any Governmental Entity or other organisation having jurisdiction over it that are necessary or desirable for it to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the other parties.

23.15Company Covenants. It shall not take any action that would cause or further any violation by the Company of the covenants contained in Sections 22.4 and 22.5.

23.16Hologen Covenant. From the Completion Date, within [***] of the end of each fiscal quarter, Hologen shall provide a written certification to MeiraGTx confirming that [***]. Such written certification shall be executed by the Chief Executive Officer or Chief Financial Officer of Hologen.

24.COMPANY WARRANTIES.

The Company hereby warrants to each of MeiraGTx and Hologen, as of the date of this Agreement and on Completion, as follows:

24.1Duly Formed. The Company is a duly incorporated and validly existing private company limited by shares under the Act, with all necessary power and authority under the Act to issue the Shares to be issued to the Members hereunder.

24.2Activities in Other Jurisdictions. The Company shall not invest in Subsidiaries organized in, or open an office or other place of business in, any jurisdiction other than England or Ireland (including its territories and possessions), unless, the Company (1) have consulted with reputable local counsel as to whether such jurisdiction will recognize the limited liability of the Members to the same extent as provided under English law, and (2) shall have obtained advice of reputable local counsel or an internationally or regionally recognized firm of independent public accountants, that such activity will not result in any Member (solely by virtue of being a Member) becoming subject to a requirement to either (x) file tax returns in respect of net income in such jurisdiction or (y) pay tax in such jurisdiction, in each case with respect to the Member’s income other than income from the Company.

25.ADDITIONAL COVENANTS.

25.1Non-Solicitation.

(a)In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, for so long as it or its Permitted Transferee, directly or indirectly, owns any Shares and for a period of [***] thereafter (the “Restricted Period”), it shall not, directly or indirectly through one or more of any of its Affiliates, hire or solicit, or encourage any other Person to hire or solicit, any individual who has been employed by the Company or any of its Subsidiaries within [***] prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment. This Section 25.1(a) shall not prevent a Member or its controlled Affiliates from hiring or soliciting any employee or former employee of the Company or any of its Subsidiaries who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any of the Company’s or its Subsidiary’s employees.

(b)In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, during the Restricted Period, it shall not, directly or indirectly through one or more of any of its Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers, or suppliers of the Company or any of its Subsidiaries for purposes of diverting their business or services from the Company or any of its Subsidiaries.

(c)Each Member acknowledges and agrees that a breach or threatened breach of this Section would give rise to irreparable harm to the other Member and the Company or any of its Subsidiaries, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Member of any such obligations, the other Member and the Company and each of its Subsidiaries shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, as well as an equitable account of all earnings, profits, and other benefits arising from any such breach, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Each Member acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the Members’ legitimate interests and constitute a material inducement to the other Member to enter into this Agreement and consummate the transactions contemplated hereby. If any court of competent jurisdiction determines that any of the covenants set forth in this Section, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties, as embodied herein, to the maximum extent permitted by applicable law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

25.2Change of Control Notice. In the event of a Change of Control of a Major Member, such Major Member shall promptly, but not later than [***] following such Change of Control, notify the other Major Member in writing thereof (a “Change of Control Notice”), setting forth the date of such Change of Control.

25.3Licenses and Permits. Each Member shall cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any license or permit needed to operate its business or the business of any entity in which the Company invests.

25.4Compliance with Laws. The Company shall, and to procure that its Subsidiaries shall, operate in accordance with all applicable laws, statutes, rules, regulations, orders, permits or any similar provision having the force or effect of law.

25.5Unrelated Business Taxable Income. The Company shall conduct its affairs in a manner that does not cause any Member (or the equity owners of any Member) to have any “unrelated business taxable income” (as that term is defined in Section 512 through Section 514 of the Code) or any item of gross income that would be included in determining such Member’s unrelated business taxable income.

25.6United States Trade or Business. The Company shall not engage in, or invest in any person that is treated as a flow-through entity for U.S. federal income tax purposes that engages in, (i) any “commercial activity” as defined in Section 892(a)(2)(i) of the Code, (ii) a “trade or business within the United States,” within the meaning of Section 864(b) of the Code, or (iii) any other activity that causes the Company or any other person (including any Member and any direct or indirect owner of a Member) to file a state income tax return during any taxable year of the Company. The Company shall not make any investment or acquire any interest that would be treated as a “U.S. real property interest,” within the meaning of Section 897 of the Code.

25.7PFIC/CFC. The Company shall make a qualified electing fund election within the meaning of Section 1295 of the Code, with respect to any direct Subsidiary of the Company that is a passive foreign investment company within the meaning of the Code.

26.AMENDMENTS TO AGREEMENT.

26.1Amendments. This Agreement may only be modified or amended by written agreement of the Company and the Major Members signed by or on behalf of each of the Company and the Major Members, provided, that, notwithstanding the foregoing, any right of a party hereto may be waived by such party on its own behalf, without the consent of any other party.

26.2Binding Effect. Any modification or amendment to this Agreement pursuant to this Section 26 shall be binding on all parties hereto (and any future parties from time to time that have executed and delivered a deed of adherence substantially in the form set out in Schedule 11.6).

27.GENERAL

27.1Successors; Governing Law. This Agreement shall be binding upon the executors, administrators, estates, heirs and legal successors of MeiraGTx, Hologen and any other Members and permitted assigns of MeiraGTx, Hologen and any other Members. This Agreement and the rights of the parties hereunder arising out of or related to this Agreement or the transactions contemplated hereunder shall be governed by and construed in accordance with the laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of laws of any jurisdiction other than those of England and Wales.

27.2Notices. All notices and other communications required or permitted hereunder shall be in writing must be delivered, given or otherwise provided (a) by hand (in which case, it will be effective upon delivery if received by the recipient before 5:00 P.M. local time at the recipient’s location on a business day, otherwise effective the next business day), (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission), so long as such notice is also delivered by mail, postage prepaid, (c) by email (in which case, it will be effective upon transmission), so long as such notice is also delivered by mail, postage prepaid or (d) by overnight delivery by a nationally recognized, reputable courier service (in which case, it will be effective on the business day after being deposited with such courier service), in each case addressed (i) if to MeiraGTx, Hologen and any other Member, at the address, facsimile number or email address, as applicable, of MeiraGTx, Hologen or such Member designated herein below or at such other address, facsimile number or email address as MeiraGTx, Hologen or such Member shall have furnished to the Company in writing as the address, facsimile number or email address to which notices are to be sent hereunder and (ii) if to the Company or to the Board of Directors, to it at:

To MeiraGTx:

[***]

To Hologen:

[***]

To Company:

[***]

27.3Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law. Notwithstanding the foregoing, if any such invalidity or unenforceability shall deprive any party hereto of a material portion of the benefits intended to be provided to such party hereby, the parties shall in good faith seek to negotiate a substitute benefit for such Person, it being understood that it is possible that no such substitute benefit is susceptible to being negotiated or given, in which event the other provisions of this Section 27.3 shall continue to apply.

27.4Construction. The parties agree that they have been represented by, or had the opportunity to consult with, counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

27.5Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

27.6No Third Party Rights. Except as expressly provided herein, including with respect to the rights set forth in Section 22, the provisions of this Agreement are solely for the benefit of the Company, the Board of Directors, MeiraGTx, Hologen and any other Members, and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board of Directors, MeiraGTx, Hologen and any other Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

27.7Entire Agreement. This Agreement, the Share Purchase Agreement, the Subscription Letters, that certain guarantee letter between Hologen, MeiraGTx Holdings plc, an Affiliate of MeiraGTx, and certain investors a party thereto, and the other agreements contemplated hereby constitute the entire agreement of MeiraGTx, Hologen and any other Members and their Affiliates relating to the Company and supersede all prior meetings, communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the Company, whether oral or written, none of which shall be used as evidence of the parties’ intent.

27.8Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

27.9Counterparts and Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

27.10Jurisdiction and Venue.

(a)Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

(b)To the extent not prohibited by applicable law, each party hereto waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in the above-named court, any claim that such party is not subject personally to the jurisdiction of such court, that such party’s property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter thereof, may not be enforced in or by such court.

27.11Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or public holiday in London, England or New York, United States of America, then the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or public holiday.

27.12Currency.

(a)In this Agreement a reference to “$”, “USD” or “Dollars” is to the lawful currency of the United States of America. A reference to “£”, “GBP” or “Pounds” is to the lawful currency of England.

(b)Any amount to be converted from Dollars to Pounds or vice versa for the purposes of this Agreement shall be converted into an equivalent amount of the second currency at the Barclays FX spot rate.

27.13Survival. Section 1 (Definitions), Section 17.4 (Non-Disclosure) and Section 22 (Indemnification) shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or the dissolution of the Company.

27.14Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

[Remainder of Page Left Intentionally Blank; Signature Pages Follow]

SCHEDULE 6.2

COMPLETION ACTIONS

1.	MeiraGTx shall deliver or procure the delivery of:
1.1.	a copy of the Share Purchase Agreement duly executed by MeiraGTx;
1.2.	a stock transfer form in respect of the Sale Shares to be transferred to Hologen pursuant to the Share Purchase Agreement duly executed by MeiraGTx;
1.3.	a share certificate, or a suitable indemnity for any lost share certificate(s), in respect of the Sale Shares;
1.4.	a copy of the Services Agreement duly executed by MeiraGTx UK Limited and the Company;
1.5.	a copy of the MeiraGTx Subscription Letter duly executed by MeiraGTx;
1.6.

a copy of the resolutions (whether in the form of minutes or written resolutions) passed by the board of MeiraGTx which approve and authorise the execution and completion of (i) this Agreement, (ii) the Share Purchase Agreement, and (iii) MeiraGTx Subscription Letter; and which approve the form of (iv) the Hologen Option Share Purchase Agreement and (v) the MeiraGTx Option Share Purchase Agreement.

2.	The Company shall deliver or procure delivery of written resolutions of the board of the Company which approve the following matters:
2.1.

the registration of the transfer of the Sale Shares to Hologen and the entry of Hologen in the register of members of the Company (subject in each case only to the transfer being presented duly stamped);

2.2.	the appointment of the initial MeiraGTx Directors and the initial Hologen Directors and the Chairperson of the Board of Directors of the Company;
2.3.	entry into the Services Agreement by the Company; and
2.4.

the instruction of the secretary of the Company to (i) file with the Registrar of Companies within the prescribed time limits the resolution passed to adopt the New Articles and all other appropriate resolutions and forms relating to the matters provided for in this paragraph 2 of this Schedule 6.2 and (ii) update the company books.

3.	Hologen shall deliver:
3.1.	a copy of the Share Purchase Agreement duly executed by Hologen;
3.2.	a copy of the Hologen Subscription Letter duly executed by Hologen;
3.3.

a copy of the resolutions (whether in the form of minutes or written resolutions) passed by the board of Hologen which approve and authorise the execution and completion of (i) this Agreement and (ii) the Share Purchase Agreement.

SCHEDULE 6.2 – ANNEX A

SHARE PURCHASE AGREEMENT

[***]

SCHEDULE 6.2 – ANNEX B

SHARE SUBSCRIPTION LETTER – MEIRAGTX

[***]

SCHEDULE 6.2 – ANNEX C

SHARE SUBSCRIPTION LETTER – HOLOGEN

[***]

SCHEDULE 7

HOLOGEN OPTION SHARE PURCHASE AGREEMENT

[***]

SCHEDULE 8.1

MEIRAGTX OPTION SHARE PURCHASE AGREEMENT

[***]

SCHEDULE 9.3

SERVICES AGREEMENT

[***]

SCHEDULE 11.6

DEED OF ADHERENCE

Reference is made to the Framework Agreement (the “Agreement”) dated [•] among MeiraGTx Limited, Hologen Limited and MeiraGTx Manufacturing Limited. Once executed, this deed of adherence (this “Deed”) will be supplemental to and will form part of the Agreement, and at no time shall the provisions of this Deed be used to contravene, derogate or detract from the Agreement, unless to the extent otherwise expressly provided in this Deed.

Capitalized terms used but not defined in this Deed shall have the meanings given to such terms in the Agreement.

1.

Adherence. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned (the “Adhering Party”), a transferee of Transfer Shares pursuant to the terms of the Agreement, by executing this Deed and upon the satisfaction of the conditions to the admission of the Adhering Party as a Member pursuant to Section 11.6 of the Agreement, (a) agrees to become a party to the Agreement as a Member with the same force and effect as if originally named [MeiraGTx][Hologen] in the Agreement, fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though so originally named; and (b) without limiting the generality of the foregoing, assumes all of the rights and obligations of [MeiraGTx][Hologen] under the Agreement, in each case, as of the time of delivery of this Deed, with effect from [date][FOR PERMITTED TRANSFEREES, INCLUDE:; provided that, [MeiraGTx][Hologen] is and shall remain obligated for and will be deemed to have guaranteed, the performance by the Adhering Party of any and all of the obligations of the Adhering Party under the Agreement. The Adhering Party acknowledges that it has received and reviewed a complete copy of the Agreement and of the Articles. The Adhering Party agrees and undertakes to exercise all rights and perform all obligations in a manner consistent with the exercise of such rights (including with respect of voting) and performance of such obligations by [MeiraGTx][Hologen]].

2.

Warranties. (a) Each of [MeiraGTx][Hologen] and the Adhering Party warrants to [MeiraGTx][Hologen] and the Company that the warranties made by [MeiraGTx][Hologen] in Section 23 to the Agreement are true and correct as of the date of this Deed with respect to [MeiraGTx][Hologen] and the Adhering Party (i.e., all references in such warranties to a Warranting Party will be deemed to refer to each of [MeiraGTx][Hologen] and the Adhering Party), and (b) each of [MeiraGTx][Hologen] and the Adhering Party additionally and severally warrants to [MeiraGTx][Hologen] that either the Adhering Party is a Permitted Transferee or the Transfer of Shares to the Adhering Party has complied with all applicable provisions in Section 19 of the Agreement.

3.	Notices. For purposes of Section 27.2 of the Agreement, the notice information of the Adhering Party shall be (subject to the provisions of such Section 27.2):

Name: [Name of Adhering Party]

Address: [Address]

Attention: [Name; Title]

4.

Governing Law. This Deed and its enforcement shall be governed by, and construed and enforced in accordance with, the laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of laws of any jurisdiction other than those of England and Wales.

5.

Counterparts. This Deed may be executed in more than one counterpart, each of which upon execution and delivery will constitute an original and all of which when taken together will constitute one agreement.

6.	Other Terms and Agreements. Sections 1, 26 and 27 of the Agreement are deemed to be incorporated in this Deed and shall apply mutatis mutandis.
Executed as a DEED by
[Adhering Party]
acting by a director in the presence of:	Director

Witness’ signature:

Name (print):

Name (print):

Occupation: Address:

[Remainder of Page Left Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties intending to be bound have caused this Agreement to be executed and delivered as a DEED on the date specified at the beginning of this Agreement by their duly authorized representatives.

Executed as a DEED by	/s/ Alexandria Forbes
MEIRAGTX MANUFACTURING LIMITED	Director
acting by a director in the presence of:

Witness’ signature:	/s/ Robert Wollin

Name (print):	Robert Wollin

Occupation:	[***]

Address:	[***]

[Signature page to Framework Agreement]

Executed as a DEED by	/s/ Alexandria Forbes
MEIRAGTX LIMITED
acting by a director in the presence of:	Director

Witness’ signature:	/s/ Robert Wollin

Name (print):	Robert Wollin

Occupation:	[***]

Address:	[***]

[Signature page to Framework Agreement]

Executed as a DEED by	/s/Andrew Henton
HOLOGEN LIMITED
Director
acting by a director in the presence of:

Witness’ signature:	/s/ Jamie Oldfield

Name (print):	Jamie Oldfield

Occupation:	[***]

Address:	[***]

[Signature page to Framework Agreement]